Exhibit 99.3

CPG/GS PR NPL, LLC and Subsidiaries

Consolidated Financial Statements

For The Year Ended December 31, 2012

And Independent Auditor’s Report

Independent Auditor’s Report

To the Members of CPG/GS PR NPL, LLC

We have audited the accompanying consolidated financial statements of CPG/GS PR NPL, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, members’ equity and cash flows for the year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPG/GS PR NPL, LLC and its subsidiaries at December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

March 29, 2013

PricewaterhouseCoopers LLP, 2001 Ross Avenue, Suite 1800, Dallas, Texas 75201
T: (214) 999 1400, F: (214) 754 7991, www.pwc.com/us

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET — DECEMBER 31, 2012

ASSETS

INVESTMENTS IN LOANS RECEIVABLE, at fair value (cost $117,357,733)	131,520,590

REAL ESTATE OWNED	51,632,128

CASH AND CASH EQUIVALENTS	4,155,076

RESTRICTED CASH	11,253,672

DEFERRED FINANCING COSTS, net of accumulated amortization of $370,657	347,524

ACCOUNTS RECEIVABLE	210,001

OTHER ASSETS	189,808

Total assets	$199,308,799

LIABILITIES AND MEMBERS’ EQUITY

NOTES PAYABLE, related party	$79,402,723

OTHER LIABILITIES:
Accounts payable and accrued liabilities	1,629,329
Mortgage loan escrow	510,533
Accrued interest payable, related party	217,657

Total liabilities	81,760,242

COMMITMENTS AND CONTINGENCIES (Note 10)

MEMBERS’ EQUITY	117,548,557

Total liabilities and members’ equity	$199,308,799

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

INCOME:
Rental income	$344,211
Interest	1,020,568
Other	24,566

Total income	1,389,346

OPERATING EXPENSES
Repairs and maintenance	292,380
Utilities	350,408
Management and administrative	602,992
Real estate taxes	279,713
Insurance	553,212

Total operating expenses	2,078,705

EXPENSES:
Interest	4,040,474
Amortization of deferred financing costs	271,430
Fair value adjustment of derivative instruments	68,074
Legal	1,948,558
Professional fees	587,596
Servicing fees to related parties	4,001,689
Other ownership	800,039

Total expenses	11,717,861

LOSS BEFORE REALIZED/UNREALIZED GAIN ON INVESTMENTS IN LOANS AND REALIZED GAIN ON REAL ESTATE OWNED	(12,407,220)

NET UNREALIZED LOSS ON INVESTMENTS IN LOANS RECEIVABLE CARRIED AT FAIR VALUE UNDER THE FAIR VALUE OPTION	(5,282,104)

NET REALIZED GAIN ON SETTLEMENT OF INVESTMENTS IN LOANS RECEIVABLE AT FAIR VALUE UNDER THE FAIR VALUE OPTION	3,290,307

NET REALIZED GAIN ON FORECLOSURE OF INVESTMENTS IN LOANS AT FAIR VALUE UNDER THE FAIR VALUE OPTION	3,590,444

WRITEDOWN ON REAL ESTATE OWNED	(2,139,155)

NET GAIN ON SALE OF REAL ESTATE OWNED	3,598,583

NET LOSS	$(9,349,145)

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2012

	PRLP Ventures, LLC	First Bank Puerto Rico	Members’ Equity
BALANCE AT DECEMBER 31, 2011	$108,953,804	$17,943,898	$126,897,702

Allocation of preferred return	4,939,886	(4,939,886)	—
Net loss	—	(9,349,145)	(9,349,145)

BALANCE AT DECEMBER 31, 2012	$113,893,690	$3,654,867	$117,548,557

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,349,145)
Adjustments to reconcile net loss to net cash from operating activities:
Amortization of deferred financing costs	271,430
Fair value adjustment of derivative instruments	68,074
Net gain on sale of real estate owned	(3,598,583)
Unrealized loss on investments in loans receivable	5,282,104
Write-down of loss from other real estate owned	2,139,155
Realized gain on loan settlements	(3,290,307)
Realized gain on foreclosure	(3,590,444)
Change in operating assets and liabilities:
Interest receivable	154,490
Other assets	(165,331)
Accounts receivable	670,098
Accounts payable and accrued liabilities	(602,001)
Accrued interest payable	(349,443)

Net cash used in operating activities	(12,359,902)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate owned	(1,442,459)
Fundings to investments in loans receivable	(23,670,020)
Collections on loans receivable	71,350,578
Change in restricted cash	69,485,000
Net proceeds from sale of other real estate owned	20,206,420

Net cash from investing activities	135,929,519

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	16,043,043
Principal payments made on notes payable	(137,341,053)
Payment of deferred financing costs	(20,053)
Change in escrow liability	(108,044)

Net cash used in financing activities	(121,426,107)

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,143,509

CASH AND CASH EQUIVALENTS, beginning of year	2,011,567

CASH AND CASH EQUIVALENTS, end of year	$4,155,076

SUPPLEMENTAL DISCLOSURES:
Interest paid	$3,822,817
Investment of loans receivable transferred to other real estate owned	$68,936,661

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012

1.	ORGANIZATION:

CPG/GS PR NPL, LLC (the Parent Company), a Puerto Rico limited liability company, was organized effective January 20, 2011, to directly or indirectly acquire, own, hold, manage, finance, mortgage, pledge, lease and assign any assets, advance funds, enter into such acquisition agreements, servicing agreements, leases, assignments, financing agreements, security agreements and other instruments and agreements of any kind, enter into partnerships, limited partnerships, limited liability companies and joint ventures, and do any and all other acts and things that may be necessary or useful for the conduct of its business or the winding up thereof. The Parent Company owns 100% of the equity interests in CPG/GS Island Properties I, LLC, CPG/GS Island Properties II, LLC, CPG/GS Island Properties III, LLC, CPG/GS Island Properties IV, LLC, CPG/GS Island Properties V, LLC, CPG/GS Island Properties VI, LLC and CPG/GS Island Properties VII, LLC, (the Subsidiaries). The Subsidiaries, Puerto Rico limited liability companies, were organized primarily to hold any real estate assets the Parent Company obtains through foreclosure of its investments in loans receivable.

Collectively, the Parent Company and the Subsidiaries are the “Company”. The members of the Parent Company are PRLP Ventures, LLC (PRLP) and First Bank Puerto Rico (First Bank) (collectively, the Members). The members of PRLP are FBLP Group Holding, LLC (FBLP) and Goldman, Sachs & Co. (GS).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of consolidation

The consolidated financial statements include the accounts of the Parent Company and its wholly owned Subsidiaries. These consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America and present the Company’s consolidated financial position, results of operations and cash flows. Intercompany transactions have been eliminated in consolidation.

Basis of accounting and use of estimates

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management has evaluated subsequent events through March 29, 2013, the date which the consolidated financial statements were available to be issued.

Fair value measurements

Fair value measurements are market-based measurements, not entity-specific measurements. Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, management uses a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and management’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Investments in loans receivable, at fair value

Management elected to carry the Company’s investments in loans receivable at fair value due to the fair value option being operationally less complex for the Company to manage. Fair value is an exit price, representing the amount that would be received to sell an asset in an orderly transaction between market participants at the measurement date. The Company’s private investments, by their nature, have little to no price transparency.

The Company’s investments in loans receivable are either non-performing or sub-performing in relation to the original terms of the loans. The fair value of the Company’s investments in loans receivable are determined based on an income approach that uses cash flows at the loan level from the highest and best use of the assets by a market participant. In reaching its determination of fair value, management considers many factors including, but not limited to, broker quotations to support inputs used in the valuations of the underlying collateral, the operating cash flows and financial performance of the investments considered relevant to a market participant, taxes associated with owning the investments, trends within sectors and/or regions, historical events, the expected hold period and strategy anticipated to be employed by a market participant and any other specific rights or terms associated with the investment that management believes would be a relevant factor impacting the exit price. Such investments are classified within level 3 of the fair value hierarchy.

Management’s judgment is also required to determine the appropriate risk-adjusted discount rate for investments that are classified within level 3 of the fair value hierarchy. In such situations, management estimates the rates based on available market information adjusted to rates which market participants would likely consider appropriate for risks associated with a particular investment.

Investments in loans receivable are on nonaccrual status and all cash payments are first applied to the loans’ principal balances. All income or loss is recognized at the valuation date in net change in unrealized appreciation/depreciation from investments in loans receivable on the consolidated statement of operations. Interest income on performing loans is recognized on an accrual basis. The recognition of income on a performing loan is discontinued when interest or principal payments become 90 days past due. Cash payments subsequently received on investments in loans receivable are applied to the principal balance or recorded as interest income, depending upon management’s assessment of the ultimate collectability of the loan.

Loan modifications and restructurings may occur when the borrower experiences financial difficulty and needs temporary or permanent relief from the original contractual terms of the loan and the lender grants a concession. These modifications are structured on either a loan-by-loan or borrower group basis, and depending on the circumstances, may extend payment terms, modify interest rates, reduce principal owed, or other concessions. When this occurs, the loan may be considered a troubled debt restructuring. Once a loan is restructured and the borrower is not in default of the renegotiated terms, the Company accrues interest earned. When a loan is settled, the difference between the proceeds received and the loan basis is recorded to gain or loss on loan settlement in the income statement.

Real estate owned

When real estate assets are acquired through foreclosure or repossession they are initially recorded at the fair value of the property and included in investments in real estate owned in the accompanying balance sheet. Estimated fair value is based on the underlying collateral value which is estimated using an income approach that uses cash flows from the eventual disposition of the collateral and the estimated cash flows during the hold period, if any. Immediately preceding the foreclosure or repossession, any adjustments to the loan’s fair value will be reflected as a gain or loss on investments in loans receivable carried at fair value under the fair value option on the statement of operations. With the foreclosure, the entity changes from holding a financial asset to a hard asset, therefore, a realized event has occurred. Any previous unrealized gains or losses must be recognized as realized gains or losses at the time of the foreclosure, along with any excess gain/loss at foreclosure and should be reflected as a realized gain or loss foreclosure of investments in loans receivable. For the period ended December 31, 2012, the Company had foreclosed on a total of eight loans held by five borrower groups. The real estate owned assets are held in the Subsidiaries of the Company.

Upon foreclosure of a loan in full satisfaction of a loan receivable, the Company accounts for those assets at their fair value less cost to sell and the assets are classified as held for sale. In subsequent periods, such long-lived assets are measured at the lower of carrying amount or fair value less cost to sell. As of December 31, 2012 the Company considers all foreclosed assets as long-lived assets held for sale and are accounted for at the lower of cost or fair value less cost to sell.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less that are not restricted to be cash equivalents. Cash equivalents are placed with reputable institutions and the balances may at times exceed federally insured deposit levels; however, the Company has not experienced any losses in such accounts.

As cash and cash equivalents have a maturity of less than three months, the carrying value of cash equivalents approximates fair value.

Deferred financing costs

Deferred financing costs incurred in connection with the receipt of the notes payable are capitalized and amortized over the term of the debt using a method which approximates the interest method.

Interest rate derivative instrument

The Company’s derivative transaction consists of an interest rate cap agreement entered into to mitigate the Company’s exposure to increasing borrowing costs in the event of a rising interest rate environment (see Note 6). The Company has elected not to designate its interest rate cap agreement as a designated accounting hedge. Changes in the fair value of the interest rate cap are recorded in the accompanying consolidated statement of operations.

The valuation of the interest rate cap is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs such as interest rate curves and volatility assumptions. The fair value of the interest rate cap is determined using the market standard methodology of discounted future cash receipts. The cash receipts are based on an expectation of future interest rates using a forward curve that is derived from observable market interest rate curves.

The analysis has incorporated credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements. Management evaluated the counterparty’s nonperformance risk based on the counterparty’s most recent credit rating and any changes in credit rating over the past year. In adjusting the fair value of the derivative contract for the effect of nonperformance risk, management has considered the impact of collateral netting and any applicable credit enhancements. Management concluded that the nonperformance risk is insignificant, and no adjustment to the value was necessary for this input. Therefore, all inputs used to value the derivative falls within Level 2 of the fair value hierarchy and the derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Accounts receivable

Accounts receivable at December 31, 2012 is comprised of real estate owned tenant rent receivables of $210,001.

Other Assets

Other assets at December 31, 2012 are comprised of prepaid property insurance on collateral of approximately $185,000.

The Puerto Rico Insurance Code prohibits a lender from placing insurance on behalf of a borrower and charging the borrower for the premium payment. However, the lender may protect its own interests without transferring the costs to the borrower. For the period ended December 31, 2012, the Company paid property insurance premiums on certain collateral. These premiums are reflected as insurance in the consolidated statement of operations.

Income taxes

Under U.S. federal income tax law and Puerto Rico income tax law, limited liability companies are not taxable entities. Therefore, no provision has been made in the accompanying consolidated financial statements for income taxes due by the Company. Each member is individually responsible for reporting its share of the Company’s income or loss.

Accounting Standards Codification (ASC) 740, Income Taxes, requires management to determine whether a tax position is more likely than not to be sustained upon examination by the applicable tax authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets this recognition threshold, the position is measured to determine the amount of tax benefit or expense to be recognized. The Company does not have any uncertain tax positions that would require accrual under ASC 740. No interest or penalty related to uncertain taxes has been recognized on the accompanying statement of operations. Management does not expect a significant change in uncertain tax positions during the twelve months subsequent to December 31, 2012.

The Company files U.S. and Puerto Rico tax returns. In the normal course of business, the Company may be audited by either taxing authority. As of December 31, 2012, the Company is not currently undergoing any tax examinations, nor has the Company agreed to extend the statute of limitations beyond the prescribed expiration date. The Company remain subject to examination by various taxing authorities for tax years beginning 2011 and upon completion of any examination, tax adjustments may be necessary.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities at December 31, 2012 are comprised of the following:

Accounts payable	180,692
Accrued servicing fees	298,069
Other liabilities	458,699
Accrued professional fees	505,120
Deferred maintenance liability (Note 5)	99,180
Borrower deposits liability (Note 5)	87,569

$1,629,329

Other comprehensive income

Since there are no transactions requiring presentation in other comprehensive income, but not in net income, the Company’s net income equates to comprehensive income.

Recent accounting developments

In April 2011, the FASB released Accounting Standards Update No. 2011-02 (ASU 2011-02), Troubled Debt Restructurings (TDR). The update clarifies the accounting framework for TDRs and is intended to result in more consistent identification of TDRs by lenders. ASU 2011-02 will be effective for interim and annual periods ending on or after December 15, 2012. The Company adopted this standard for the year ending December 31, 2012 and has considered the additional guidance on its TDR analysis and disclosures herein.

In May 2011, the FASB released Accounting Standards Update No. 2011-04 (ASU 2011-04), Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The update generally clarifies fair value measurement guidance and requires certain additional disclosures related to fair value. The update also includes instances where a particular principle or requirement for measuring fair value has changed. ASU 2011-04 became effective for interim and annual periods beginning after December 15, 2011. The Company adopted the required guidance on January 1, 2012. We have included additional fair value disclosures such as additional quantitative information about inputs (e.g. cap rates, discount rates, etc.) as well as a description of the valuation process used by the entity.

In June 2011, the FASB released Accounting Standards Update No. 2011-05 (ASU 2011-05), Presentation of Comprehensive Income. The update enhances the presentation of comprehensive income by requiring presentation either in a single statement of comprehensive income or in two consecutive statements. The update requires presentation of each component of net income and other comprehensive income, along with total net income, total other comprehensive income, and total comprehensive income. ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

3.	INVESTMENTS IN LOANS RECEIVABLE, AT FAIR VALUE:

The Company’s investments in loans receivable are summarized as follows at December 31, 2012 by collateral type:

Collateral Type	Number of Loans	Unpaid Principal Balance	Fair Value
Condo	28	$213,807,502	$68,055,576
Hotel	1	23,500,000	20,099,146
Retail	11	31,044,260	19,385,458
Commercial	4	28,484,656	11,122,735
Land	3	8,397,117	4,183,607
Marina	3	8,549,100	8,674,068

Total investments	50	$313,782,635	$131,520,590

The concentration of the Company’s investments in loans receivable by collateral type at December 31, 2012 is 52% condo, 15% hotel, 15% retail, 8% commercial, 7% marina and 3% land.

The concentration of the Company’s investments in loans receivable by borrower group at December 31, 2012 is as follows:

Borrower Group	Number of Loans	Unpaid Principal Balance	Fair Value
San Geronimo Caribe	6	$103,164,564	$30,806,035
Eduardo Ferrer	15	32,463,408	26,353,514
Swiss Chalet	1	23,500,000	20,099,146
John Pulpeiro	5	21,521,242	11,604,707
Michael Redondo	3	37,833,901	8,581,751
Desarrolladora Los Filtros	2	6,196,624	4,523,307
Hollywood Estates	1	5,602,042	758,135
Jardin Central	1	8,141,418	3,718,235
Other Borrowers	16	75,359,436	25,075,760

Total investments	50	$313,782,635	$131,520,590

The concentration of the Company’s investment in loans receivable by borrower group at December 31, 2012 is 23% San Geronimo Caribe, 20% Eduardo Ferrer, 15% Swiss Chalet, and 42% other borrower groups.

The Company’s investments in loans receivable are all collateralized by real estate assets geographically located in Puerto Rico.

The following table sets forth the Company’s investments in loans receivable, at fair value that were measured on a recurring basis as of December 31, 2012 by level within the fair value hierarchy (see Note 2):

	Investments in Loans Receivable, at Fair Value
	Level 1	Level 2	Level 3	Total
Investments in loans receivable, at fair value	$—	$—	$131,520,590	$131,520,590

The following table sets forth a summary of changes in the fair value of the Company’s level 3 investments in loans receivable for the year ended December 31, 2012:

Level 3 Investments in Loans Receivable, at Fair Value
Balance, beginning of year	$246,539,162
Contractual advances	23,670,020
Contractual loan collections	(71,350,578)
Purchases	—
Sales	—
Unrealized fair value losses	(5,282,104)
Realized gains on loan settlement	3,290,307
Realized gains on foreclosure	3,590,444
Foreclosure into real estate owned assets	(68,936,661)
Transfers in and/or out of level 3	—

Balance, end of year	$131,520,590

Net change in unrealized gains/(losses) from investments in loans receivable still held at the reporting date	$1,621,576

Transfers in and/or out of level 3 represents transfers from/(to) level 2. Transfers from level 2 are the result of investment valuations whose significant inputs have become unobservable, causing less transparency in prices of the investments. Transfers to level 2 are the result of investment dispositions or offers to purchase investments. There have been no transfers in and/or out of level 3 for the period ended December 31, 2012.

The following table presents information about significant unobservable inputs related to the Company’s categories of Level 3 financial assets at December 31, 2012.

Collateral Type	Number of Loans	Fair Value	Valuation Technique	Significant Unobservable Inputs	Inputs or Ranges of Inputs
Condo	28	$68,055,576	Discounted cash flows	Discount Rate	12-17%
Hotel	1	20,099,146	Discounted cash flows	Discount Rate Cap Rate	9.5 8.5	% %
Retail	11	19,385,458	Discounted cash flows	Discount Rate Cap Rate	9.5-17 9-12	% %
Commercial	4	11,122,735	Discounted cash flows	Discount Rate Cap Rate	9.5 9-12	% %
Land	3	4,183,607	Discounted cash flows	Discount Rate Discount Rate	13.5%
Marina	3	8,674,068	Discounted cash flows	Cap Rate	9.5%

Total investments	50	$131,520,590			10%

The significant unobservable inputs used in the fair value measurement of the Company’s investments in loans receivable are stated above. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. At each valuation date, the key inputs and assumptions are updated to reflect changes in the market, the performance of the asset and expectation of a market participant. However, there have been no fundamental changes in valuation techniques utilized by management in estimating fair value. Because of the inherent uncertainties of valuation, the values reflected in the accompanying consolidated financial statements may differ materially from the value determined upon the sale of those investments.

All net realized and unrealized gains in the table above are reflected on the accompanying consolidated statement of operations. Fifteen borrower groups that total $77,679,765 of the investments in loan receivable as of December 31, 2012, were refinanced during 2012. The original loan terms were modified granting extended terms, reduced principal, lower interest rates, and/or deferment of interest and principal payments. In the case of some, collateral was relinquished to the Company. The restructures were considered TDR’s. Unfunded commitments on restructured loans considered TDR’s as of December 31, 2012 are approximately $70,106,000.

4.	REAL ESTATE OWNED:

The Company holds investments in real estate owned that are subsequently measured at the lower of cost or fair value less costs to sell. Accordingly, fair value measurements related to real estate owned is considered non-recurring. The amounts below represent only balances measured at fair value during 2012, subsequent to foreclosure, and still held as of the reporting date (see Note 2).

	December 31, 2012
	Level 1	Level 2	Level 3	Total
Real estate owned	$—	$—	$19,716,025	$19,716,025

The table below presents information, by collateral type, about significant unobservable inputs related to the Company’s non-recurring Level 3 financial assets at December 31, 2012.

Collateral Type	Lower of Cost or Fair Value	Valuation Technique	Significant Unobservable Inputs	Inputs or Ranges of Inputs
Condo	$32,107,719	Discounted cash flows	Discount Rate	12%
Commercial	16,004,858	Discounted cash flows	Discount Rate Cap Rate	17-20 9-12	% %
Land	3,519,551	Discounted cash flows	Discount Rate	20%

Total investments	$51,632,128

5.	RESTRICTED CASH:

As of December 31, 2012, restricted cash consists of the following:

Advance account	$100
Servicing depository account	12,117
Deferred maintenance account	99,165
Collections account	6,243,591
Interest reserve account	1,800,000
Working capital account	2,499,788
Marginal account	88,380
Real estate tax reserve	510,531

$11,253,672

The advance account, servicing depository account, collections account, interest reserve account and working capital account are required and restricted by the loan agreement with First Bank.

All payments from borrowers are sent to the servicing depository account and then moved to the collections account. The funds in the collections account are used by the Company as follows: (i) first, pays outstanding interest due on the three notes payable facilities (see Note 6); (ii) second, can elect to fund the interest reserve account, up to $5,000,000; (iii) third, funds the working capital account to cover budgeted operating expenses of the Company; and (iv) fourth, pays the outstanding principal on first the working capital line and then the acquisition loan and advance facility (see Note 6).

The marginal account is a lockbox that collects rents from certain borrowers who are in default of their loans. The real estate tax reserve is comprised of funds collected from certain borrowers who are in default to cover real estate tax due on loan collateral. Accounts payable and accrued liabilities include $87,568, representing the liability to the borrowers for the marginal account.

Due to the short-term nature of the restricted cash balances, the carrying value of restricted cash approximates fair value.

6.	NOTES PAYABLE:

The Company’s investments are financed pursuant to a loan agreement dated February 16, 2011, with First Bank, a member of the Company and the seller of the investments in loans receivable purchased by the Company. The notes payable are collateralized by the assets owned by the Company. The allocation of the notes payable under the loan and security agreement as of December 31, 2012 are as follows:

	Maturity	Balance
Acquisition loan	February 1, 2018	$66,351,906
Advance facility	February 1, 2018	13,050,817
Working capital line	February 1, 2013	—

		$79,402,723

The acquisition loan is a $135,580,122 non-revolving credit facility to be used by the Company solely for the purchase of the investments in loans receivable and related closing costs. For the year ended December 31, 2012 $69,228,217 was repaid by the Company.

The advance facility was originally an $80,000,000 non-revolving credit facility. The proceeds from the facility are used to fund advance commitments to the borrowers. As of April 11, 2012, the entire $80,000,000 had been drawn and $9,049,394 had been repaid by the Company. Under the first amendment to the loan agreement, as of April 12, 2012 the advance facility was partially paid down in the amount of $66,923,343 and whereby the amount partially paid down would be available to the Company use for future advances to fund commitments to the borrowers. The first amendment of the loan agreement waived any prepayment penalty charges associated with the partial paydown and still considers the credit facility a non-revolving credit facility. Pursuant to the first amendment to the loan agreement, on April 18, 2012, $66,923,343 was repaid by the Company, leaving a balance of $4,027,263. For the period from April 19, 2012 through December 31, 2012 an additional $16,043,043 was drawn and $7,019,489 was repaid by the Company. As of December 31, 2012, there is approximately $50,880,300 available to fund future advance commitments.

The working capital line is a $20,000,000 revolving line of credit. In 2012, the Company did not draw on the working capital line and $20,000,000 was available for future working capital needs at December 31, 2012. The working capital line expired in February 2013.

The notes payable accrue interest from the date of the loan with interest only due monthly, in arrears. The interest rate is equal to one month LIBOR, plus 3% (3.21% at December 31, 2012). Interest and principal payments are made through a set of restricted cash accounts (see Note 5).

Principal payments are made on the loans based on available collections after the payment of interest and principal on covering loans, interest payments on the acquisition loan, advance facility and working capital line, elected deposits into the interest reserve account and budgeted working capital amounts. Accordingly, there are no scheduled contractual principal and interest payments.

On March 1, 2011, the Company entered into an interest rate cap agreement with SMBC Capital Markets, Inc. for a total fee of $1,005,000. The interest rate cap agreement expires on March 1, 2013. The cumulative notional amount underlying the interest rate cap agreement is $176,000,000 for the term of the agreement. Under the agreement, the Company has the right to receive payments based on the notional amount of the cap to the extent that LIBOR exceeds 1.50%. The Company is exposed to credit-related losses in the event of nonperformance by the caps’ seller; however, it does not expect the caps’ seller to fail to meet its obligations because of the institutions reputation and history. The cap had a fair value of approximately $0 as of December 31, 2012.

The fair value of the Company’s note payable totals approximately $79,015,000 at December 31, 2012. The fair value of the Company’s notes payable has been estimated based on the discounted cash flow analysis of future expected cash flows of the underlying loans, forward looking interest rates and using a discount rate representing the Company’s estimate of the rate that would be used by market participants. Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

7.	CAPITAL DISTRIBUTIONS:

The Company’s limited liability agreement dictates the priority of distributable cash once the Company’s notes payable have been repaid. The priority of distributable cash is (i) first, pay to Members pro rata any additional capital contributions made since the initial acquisition contributions; (ii) second, pay to PRLP its unpaid priority return (12% of invested capital in the amount of $89,857,278); (iii) third, pay to PRLP its unpaid supplemental return (13.5% of invested capital); (iv) fourth, pay to PRLP its entire initial acquisition contributions; (v) fifth, pay to the Members pro rata in the ratio of 35% to PRLP and 65% to First Bank until First Bank earns its unpaid supplemental return (12% of invested capital of $48,384,742); (vi) sixth, pay to the Members pro rata in the ratio of 35% to PRLP and 65% to First Bank until First Bank recovers its entire initial acquisition contributions; (vii) seventh, pay First Bank $6,000,000; (viii) eighth, pay PRLP $4,000,000; (ix) finally, pay remainder to the Members pro rata at that point in time. No distributions were made to the Members for the period ended December 31, 2012.

The Puerto Rico Department of Treasury requires the Company to pay members’ withholding taxes on behalf of the member. The Company makes quarterly payments on behalf of its members. These tax payments are paid from cash funded by the partners and are paid on behalf of the partners to Puerto Rico’s Department of Treasury. For the year ended December 31, 2012 the Company paid taxes of $1,584,441.

8.	ALLOCATION OF PROFITS AND LOSSES:

The Company’s limited liability agreement dictates profit and losses for any fiscal year or portion thereof shall be allocated to the members in such a manner so that their capital accounts at the end of such fiscal year or portion thereof will reflect as nearly as possible the amount which each member would receive if the Company were to be liquidated as of the end of that fiscal year or portion thereof, assuming for purposes of any hypothetical liquidation (i) a sale of all of the assets of the Company at prices equal to their gross asset values, and (ii) the distribution of the net proceeds thereof to the members after the payment of all actual Company indebtedness, and any other liabilities related to the Company’s assets, limited, in the case of non-recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities and pursuant to the priority of distributable cash (see Note 7).

In accordance with those provisions and the distribution provisions as discussed in Note 7 above, PRLP has been allocated preferred returns in the amount of $4,939,886 and the decrease associated with the allocation of preferred returns in the amount of $4,939,886 has been absorbed by First Bank and is reflected as an allocation of preferred return in the accompanying consolidated statement of members’ equity.

9.	RELATED PARTY TRANSACTIONS:

On February 8, 2011, the Company entered into a servicing agreement with CPG Island Servicing LLC (CPG). The Company may terminate the agreement with CPG following an event of default by CPG as defined in the servicing agreement. The owner of CPG is an affiliate of FBLP Group Holdings LLC, one of the members of PRLP. A subservicing agreement between CPG and Archon Group, L.P. (Archon) was also signed on February 8, 2011 and then amended on September 29, 2011. The owner of Archon is an affiliate of GS.

CPG is paid a monthly fee by the Company for loan asset servicing in an amount equal to 1/12 of 1% of the aggregate principal balance of the Company’s investments in loans receivable on the first day of a given month. Under the subservicing agreement, CPG pays Archon a fee in an amount equal to 1/12 of 0.225% of the aggregate principal balance of the Company’s investments in loans receivable on the first day of a given month. In September 2012, the amount paid to Archon changed to be an amount equal to 1/12 of 0.1% of the aggregate principal balance of the Company’s investments in loans receivable on the first day of a given month. Total servicing fees earned by CPG were $4,001,689 for the period ended December 31, 2012. CPG paid Archon $822,086 for the period ended December 31, 2012.

10.	COMMITMENTS AND CONTINGENCIES:

The Company is involved in various legal proceedings and disputes in the ordinary course of business. The Company does not believe that the disposition of such legal proceedings and disputes will have a material adverse effect on the financial position or continuing operations on the Company.

The Company may be required to fund additional loan proceeds to borrowers pursuant to the terms of the underlying loan agreements as a result of the acquisition of the loan portfolio. To the extent that the Company is required to perform under loan commitments resulting from litigation existing as of the acquisition of the loan portfolio, the Company has received an indemnification from the previous owner.

CPG/GS PR NPL, LLC and Subsidiaries

Consolidated Financial Statements

For The Period From

January 20, 2011(Inception)

Through December 31, 2011

(Not covered by report included herein)

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET — DECEMBER 31, 2011

(Not covered by report included herein)

ASSETS

INVESTMENTS IN LOANS RECEIVABLE, at fair value (cost $227,094,199)	$246,539,162

CASH AND CASH EQUIVALENTS	2,011,567

RESTRICTED CASH	80,738,672

INTEREST RECEIVABLE	154,490

DEFERRED FINANCING COSTS, net of accumulated amortization of $99,227	598,901

DERIVATIVE INSTRUMENTS, at fair value	68,074

ACCOUNTS RECEIVABLE, related party	880,099

OTHER ASSETS	24,477

Total assets	$331,015,442

LIABILITIES AND MEMBERS’ EQUITY

NOTES PAYABLE, related party	$200,700,733

OTHER LIABILITIES:
Accounts payable and accrued liabilities	2,231,330
Mortgage loan escrow	618,577
Accrued interest payable, related party	567,100

Total liabilities	204,117,740

COMMITMENTS AND CONTINGENCIES (Note 10)

MEMBERS’ EQUITY	126,897,702

Total liabilities and members’ equity	$331,015,442

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 20, 2011 (INCEPTION) THROUGH DECEMBER 31, 2011

(Not covered by report included herein)

INCOME:
Interest	$462,872
Other	18,134

Total income	481,006

EXPENSES:
Interest	5,867,341
Acqusition costs	3,230,950
Amortization of deferred financing costs	99,227
Fair value adjustment of derivative instruments	936,926
Insurance on collateral	669,198
Professional fees	279,060
Legal	1,240,823
Servicing fees to related parties	4,367,655
Other ownership	177,718

Total expenses	16,868,898

LOSS BEFORE UNREALIZED GAIN ON INVESTMENTS IN LOANS RECEIVABLE CARRIED AT FAIR VALUE UNDER THE FAIR VALUE OPTION	(16,387,892)

UNREALIZED GAIN ON INVESTMENTS IN LOANS RECEIVABLE CARRIED AT FAIR VALUE UNDER THE FAIR VALUE OPTION	19,444,963

NET INCOME	$3,057,071

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

FOR THE PERIOD FROM JANUARY 20, 2011 (INCEPTION) THROUGH DECEMBER 31, 2011

(Not covered by report included herein)

	PRLP Ventures, LLC	First Bank Puerto Rico	Members’ Equity

Non-cash contributions	$—	$34,308,958	$34,308,958
Cash contributions	89,531,673	—	89,531,673
Allocation of preferred return	16,365,060	(16,365,060)	—
Net income	3,057,071	—	3,057,071

BALANCE AT DECEMBER 31, 2011	$108,953,804	$17,943,898	$126,897,702

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 20, 2011 (INCEPTION) THROUGH DECEMBER 31, 2011

(Not covered by report included herein)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,057,071
Adjustments to reconcile net income to net cash from operating activities:
Amortization of deferred financing costs	99,227
Fair value adjustment of derivative instruments	936,926
Unrealized gain on investments in loans receivable carried at fair value under the fair value option	(19,444,963)
Change in operating assets and liabilities:
Interest receivable	(154,490)
Other assets	(24,477)
Accounts receivable	(880,099)
Accounts payable and accrued liabilities	1,969,348
Accrued interest payable	567,100

Net cash used in operating activities	(13,874,357)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of investments in loans receivable	(84,597,294)
Fundings to investments in loans receivable	(8,017,579)
Collections on loans receivable	35,410,054
Change in restricted cash	(80,738,672)

Net cash used in investing activities	(137,943,491)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash contributions	89,531,673
Proceeds from notes payable	85,651,652
Principal payments made on notes payable	(20,531,341)
Purchase of interest rate derivative instruments	(1,005,000)
Payment of deferred financing costs	(698,128)
Change in escrow liability	880,559

Net cash from financing activities	153,829,415

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,011,567

CASH AND CASH EQUIVALENTS, beginning of period	—

CASH AND CASH EQUIVALENTS, end of period	$2,011,567

SUPPLEMENTAL DISCLOSURES:
Non-cash contribution of investments in loans receivable	$169,889,380
Proceeds from notes payable	$(135,580,122)

Total non-cash contribution	$34,309,258
Interest paid	$5,300,241

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 20, 2011 (INCEPTION) THROUGH DECEMBER 31, 2011

(Not covered by report included herein)

1.	ORGANIZATION:

CPG/GS PR NPL, LLC (the Parent Company), a Puerto Rico limited liability company, was organized effective January 20, 2011, to directly or indirectly acquire, own, hold, manage, finance, mortgage, pledge, lease and assign any assets, advance funds, enter into such acquisition agreements, servicing agreements, leases, assignments, financing agreements, security agreements and other instruments and agreements of any kind, enter into partnerships, limited partnerships, limited liability companies and joint ventures, and do any and all other acts and things that may be necessary or useful for the conduct of its business or the winding up thereof. The Parent Company owns equity interests in CPG/GS Island Properties I, LLC and CPG/GS Island Properties II, LLC (the Subsidiaries):

The Subsidiaries, both Puerto Rico limited liability companies, were organized effective October 14, 2011, primarily to hold any real estate assets the Parent Company obtains through foreclosure of its investments in loans receivable.

Collectively, the Parent Company and the Subsidiaries are the “Company”. The members of the Parent Company are PRLP Ventures, LLC (PRLP) and First Bank Puerto Rico (First Bank) (collectively, the Members). The members of PRLP are FBLP Group Holding, LLC (FBLP) and Goldman, Sachs & Co. (GS).

On February 18, 2011, First Bank sold, assigned, delivered and transferred all of their rights, title and interest in and to a performing, non-performing and sub-performing loan portfolio collateralized by Puerto Rico commercial and residential real estate held by First Bank and simultaneously entered into an agreement with Parent Company to retain an equity interest in the entity. PRLP contributed cash of $89,531,673 and financing of $135,580,122 was provided by First Bank to fund the transaction (Note 6). Acquisition costs of $3,230,950, financing costs of $698,129 and the premium on an interest rate cap of $1,005,000 were paid at the close of the transaction. The fair value of the loan portfolio at acquisition was $254,486,674 and is detailed below by collateral type.

Collateral Type	Number of Loans	Unpaid Principal Balance at Acquisition	Fair Value at Acquisition
Condo	26	$238,933,289	$85,068,661
Hotel	5	117,277,103	100,583,891
Retail	14	55,503,462	28,630,674
Commercial	7	48,706,292	21,320,305
Land	6	40,087,516	10,363,408
Marina	3	8,750,998	8,519,736

Total investments	61	$509,258,660	$254,486,674

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of consolidation

The consolidated financial statements include the accounts of the Parent Company and its wholly owned Subsidiaries. These consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America and present the company’s consolidated financial position, results of operations and cash flows. The Company has consolidated its wholly owned subsidiaries. We have evaluated and determined that the company is not the primary beneficiary of an variable interest entities. Intercompany transactions have been eliminated in consolidation.

Basis of accounting and use of estimates

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management has evaluated subsequent events through April 30, 2012 and March 28, 2013, the date which the consolidated financial statements were available to be issued.

Fair value measurements

Fair value measurements are market-based measurements, not entity-specific measurements. Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, management uses a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and management’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Investments in loans receivable, at fair value

Management elected to carry the Company’s investments in loans receivable at fair value due to the fair value option being operationally less complex for the Company to manage. Fair value is an exit price, representing the amount that would be received to sell an asset in an orderly transaction between market participants at the measurement date. The Company’s private investments, by their nature, have little or no price transparency.

With the exception of twelve performing loans, the Company’s investments in loans receivable are either non-performing or sub-performing in relation to the original terms of the loans. The fair value of the Company’s investments in loans receivable are determined based on an income approach that uses cash flows at the loan level from the highest and best use of the assets by a market participant. In reaching its determination of fair value, management considers many factors including, but not limited to, broker quotations of the value of the underlying collateral, the operating cash flows and financial performance of the investments considered relevant to a market participant, taxes associated with owning the investments, trends within sectors and/or regions, historical events, the expected hold period and strategy anticipated to be employed by a market participant and any other specific rights or terms associated with the investment that management believes would be a relevant factor impacting the exit price. Such investments are generally classified within level 3 of the fair value hierarchy.

Management’s judgment is also required to determine the appropriate risk-adjusted discount rate for investments that are classified within level 3 of the fair value hierarchy. In such situations, management estimates the rates based on available market information adjusted to rates which market participants would likely consider appropriate for risks associated with a particular investment.

At each valuation date, the key inputs and assumptions are updated to reflect changes in the market, the performance of the asset and expectation of a market participant. However, there have been no fundamental changes in valuation techniques utilized by management in estimating fair value. Because of the inherent uncertainties of valuation, the values reflected in the accompanying consolidated financial statements may differ materially from the value determined upon the sale of those investments.

Investments in loans receivable are on nonaccrual status and all cash payments are applied to the loans’ principal balances. All income or loss is recognized at the valuation date in net change in unrealized appreciation/depreciation from investments in loans receivable on the consolidated statement of operations. Interest income on performing loans is recognized on an accrual basis. The recognition of income on a performing loan is discontinued when interest or principal payments become 90 days past due. Cash payments subsequently received on investments in loans receivable are applied to the principal balance or recorded as interest income, depending upon management’s assessment of the ultimate collectability of the loan.

Loan modifications and restructurings may occur when the borrower experiences financial difficulty and needs temporary or permanent relief from the original contractual terms of the loan and the lender grants a concession. These modifications are structured on either a loan-by-loan or borrower group basis, and depending on the circumstances, may extend payment terms, modify interest rates, reduce principal owed, or other concessions. When this occurs, the loan may be considered a troubled debt restructuring. Once a loan is restructured and the borrower is not in default of the renegotiated terms, the Company accrues interest earned. When a loan is settled, the difference between the proceeds received and the loan basis is recorded to gain or loss on loan settlement in the income statement.

When real estate assets are acquired through foreclosure or repossession they are initially recorded at the fair value of the property and included in investments in real estate owned in the accompanying balance sheet. Estimated fair value is based on an income approach that uses cash flows at the loan level from the highest and best use of the assets by a market participant similar to the method described above. Immediately preceding the foreclosure or repossession, any adjustments to the loan’s fair value will be reflected as a gain or loss on investments in loans receivable carried at fair value under the fair value option on the statement of operations. For the period ended December 31, 2011 no real estate assets were acquired through foreclosure or repossession.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less that are not restricted to be cash equivalents. Cash equivalents are placed with reputable institutions and the balances may at times exceed federally insured deposit levels; however, the Company has not experienced any losses in such accounts.

As cash and cash equivalents have a maturity of less than three months, the carrying value of cash equivalents approximates fair value.

Deferred financing costs

Deferred financing costs incurred in connection with the assumption of the notes payable are capitalized and amortized over the term of the debt using a method which approximates the interest method.

Interest rate derivative instrument

The Company’s derivative transaction consists of an interest rate cap agreement entered into to mitigate the Company’s exposure to increasing borrowing costs in the event of a rising interest rate environment (see Note 5). The Company has elected not to designate its interest rate cap agreement as a designated accounting hedge. Changes in the fair value of the interest rate cap are recorded in the accompanying consolidated statement of operations.

The valuation of the interest rate cap is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs such as interest rate curves and volatility assumptions. The fair value of the interest rate cap is determined using the market standard methodology of discounted future cash receipts. The cash receipts are based on an expectation of future interest rates using a forward curve that is derived from observable market interest rate curves.

The analysis has incorporated credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements. Management evaluated the counterparty’s nonperformance risk based on the counterparty’s most recent credit rating and any changes in credit rating over the past year. In adjusting the fair value of the derivative contract for the effect of nonperformance risk, management has considered the impact of collateral netting and any applicable credit enhancements. Management concluded that the nonperformance risk is insignificant, and no adjustment to the value was necessary for this input. Therefore, all inputs used to value the derivative falls within Level 2 of the fair value hierarchy and the derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Accounts receivable

Accounts receivable at December 31, 2011 is comprised of a receivable from First Bank of approximately $880,000. Payment was received on January 13, 2012.

Other Assets

Other assets at December 31, 2011 are comprised of prepaid property insurance on collateral of approximately $24,000.

The Puerto Rico Insurance Code prohibits a lender from placing insurance on behalf of a borrower and charging the borrower for the premium payment. However, the lender may protect its own interests without transferring the costs to the borrower. For the period ended December 31, 2011, the Company paid property insurance premiums on certain collateral. These premiums are reflected as insurance on collateral on the consolidated statement of operations.

Income taxes

Under U.S. federal income tax law and Puerto Rico income tax law, limited liability companies are not taxable entities. Therefore, no provision has been made in the accompanying consolidated financial statements for income taxes due by the Company. Each member is individually responsible for reporting its share of the Company’s income or loss.

ASC 740, Income Taxes, requires management to determine whether a tax position is more likely than not to be sustained upon examination by the applicable tax authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets this recognition threshold, the position is measured to determine the amount of tax benefit or expense to be recognized. The Company does not have any uncertain tax positions that would require accrual under ASC 740. No interest or penalty related to uncertain taxes has been recognized on the accompanying consolidated statement of operations. Management does not expect a significant change in uncertain tax positions during the twelve months subsequent to December 31, 2011.

The Company files U.S. and Puerto Rico tax returns. In the normal course of business, the Company may be audited by either taxing authority. As of December 31, 2011, the Company is not currently undergoing any tax examinations, nor has the Company agreed to extend the statute of limitations beyond the prescribed expiration date.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities at December 31, 2011 are comprised of the following:

Related party payable (Note 8)	$1,002,170
Accrued servicing fees	403,640
Other liabilities	284,478
Accrued professional fees	279,060
Borrower escrow deposits liability (Note 4)	261,982

$2,231,330

Other comprehensive income

Since there are no transactions requiring presentation in other comprehensive income, but not in net income, the Company’s net income equates to other comprehensive income.

Recent accounting developments

In January 2010, the Financial Accounting Standards Board (FASB) released Accounting Standards Update No. 2010-06 (ASU 2010-06), Fair Value Measurement (Topic 820): Improving Disclosures about Fair Value Measurements, which updates the disclosure requirements for fair value measurements. ASU 2010-06 requires companies to disclose separately the investments that transfer in and out of Levels 1 and 2 and the reasons for those transfers. Additionally, in the reconciliation for fair value measurements using significant unobservable inputs (Level 3), companies should present separately information about purchases, sales, issuances and settlements. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the Level 3 which is effective for fiscal years beginning after December 15, 2010. The Company adopted the guidance upon inception. The adoption of the required guidance did not have a material impact on the Company’s consolidated financial statements or disclosures.

In July 2010, the FASB released Accounting Standards Update No. 2010-20 (ASU 2010-20), Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The update requires companies to enhance disclosure about the credit quality of financing receivables and the allowance for credit losses, including credit quality indicators, past due information and modifications of financing receivables. ASU 2010-20 became effective for private entities for interim and annual reporting periods ending on or after December 15, 2011. The adoption of the required guidance did not have a material impact on the Company’s consolidated financial statements and the Company has enhanced its disclosures appropriately.

In April 2011, the FASB released Accounting Standards Update No. 2011-02 (ASU 2011-02), Troubled Debt Restructurings (TDR). The update clarifies the accounting framework for TDRs and is intended to result in more consistent identification of TDRs by lenders. ASU 2011-02 will be effective for interim and annual periods ending on or after December 15, 2012. The Company will adopt this standard for the year ending December 31, 2012 and will consider the applicability of the additional guidance on its TDR analysis and disclosures.

In May 2011, the FASB released Accounting Standards Update No. 2011-04 (ASU 2011-04), Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The update generally clarifies fair value measurement guidance and requires certain additional disclosures related to fair value. The update also includes instances where a particular principle or requirement for measuring fair value has changed. ASU 2011-04 will be effective for interim and annual periods beginning after December 15, 2011. The Company will adopt this standard for the year ending December 31, 2012 and will consider the applicability of the additional fair value disclosures.

In June 2011, the FASB released Accounting Standards Update No. 2011-05 (ASU 2011-05), Presentation of Comprehensive Income. The update enhances the presentation of comprehensive income by requiring presentation either in a single statement of comprehensive income or in two consecutive statements. The update requires presentation of each component of net income and other comprehensive income, along with total net income, total other comprehensive income, and total comprehensive income. ASU 2011-05 will be effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this standard is not expected to have a material impact on the Company’s financial position or results of operations.

3.	INVESTMENTS IN LOANS RECEIVABLE, AT FAIR VALUE:

The Company’s investments in loans receivable are summarized as follows at December 31, 2011 by collateral type:

Collateral Type	Number of Loans	Unpaid Principal Balance	Fair Value
Condo	26	$230,208,010	$86,353,302
Hotel	5	101,385,972	89,328,448
Retail	14	55,874,025	33,033,600
Commercial	7	48,346,651	18,494,090
Land	6	39,426,915	11,121,565
Marina	3	8,592,061	8,208,157

Total investments	61	$483,833,634	$246,539,162

The concentration of the Company’s investments in loans receivable by collateral type at December 31, 2011 is 35% condo, 36% hotel, 13% retail, 8% commercial, 5% land and 3% marina.

The concentration of the Company’s investments in loans receivable by borrower group at December 31, 2011 is as follows:

Borrower Group	Number of Loans	Unpaid Principal Balance	Fair Value
Swiss Chalet	6	$109,557,930	$91,988,966
Eduardo Ferrer	20	79,826,127	44,439,755
San Geronimo Caribe	5	98,015,491	29,609,023
John Pulpeiro	5	22,192,305	10,017,961
Michael Redondo	3	37,091,691	10,800,634
Desarrolladora Los Filtros	1	7,673,838	6,641,436
Hollywood Estates	1	9,100,984	3,600,873
Elmaria Homes	1	10,704,837	6,236,128
Jardin Central	1	10,315,212	6,255,701
Other Borrowers	18	99,355,219	36,948,685

Total investments	61	$483,833,634	$246,539,162

The concentration of the Company’s investment in loans receivable by borrower group at December 31, 2011 is 37% Swiss Chalet, 18% Eduardo Ferrer, 12% Sam Geronimo Caribe, and 33% other borrower groups.

The Company’s investments in loans receivable are all collateralized by real estate assets geographically located in Puerto Rico.

The following table sets forth the Company’s investments in loans receivable, at fair value that were measured on a recurring basis as of December 31, 2011 by level within the fair value hierarchy (see Note 2):

	Investments in Loans Receivable, at Fair Value
	Level 1	Level 2	Level 3	Total
Investments in loans receivable, at fair value	$—	$—	$246,539,162	$246,539,162

The following table sets forth a summary of changes in the fair value of the Company’s level 3 investments in loans receivable for the period from January 20, 2011(inception) through December 31, 2011:

Level 3 Investments in Loans Receivable, at Fair Value
Balance, beginning of period	$—
Cash and equity invested	254,486,674
Contractual loan advances	8,017,579
Contractual loan collections	(35,410,054)
Unrealized fair value gains	19,444,963

Transfers in and/or out of level 3	—

Balance, end of year	$246,539,162

Net change in unrealized gains/losses from investments in loans receivable still held at the reporting date	$19,444,963

Transfers in and/or out of level 3 represents transfers from/(to) level 2. Transfers from level 2 are the result of investment valuations whose significant inputs have become unobservable, causing less transparency in prices of the investments. Transfers to level 2 are the result of investment dispositions or offers to purchase investments. There have been no transfers in and/or out of level 3 for the period ended December 31, 2011.

All net unrealized gains in the table above are reflected on the accompanying consolidated statement of operations. Five borrower groups that total $87,532,508 of the investments in loan receivable as of December 31, 2011, were refinanced subsequent to acquisition in 2011. The original loan terms were modified granting extended terms, reduced principal, lower interest rates, and deferment of interest and principal payments. In the case of some, collateral will be relinquished to the Company, but title has not been passed as of December 31, 2011. The restructures were considered TDR’s. Unfunded commitments on restructured loans as of December 31, 2011 are approximately $41,396,000.

4.	RESTRICTED CASH:

As of December 31, 2011, restricted cash consists of the following:

Advance account	$72,412,184
Servicing depository account	770,750
Collections account	2,415,944
Interest reserve account	1,800,000
Working capital account	2,500,087
Marginal account	261,689
Real estate tax reserve	578,018

$80,738,672

The advance account, servicing depository account, collections account, interest reserve account and working capital account are required and restricted by the loan agreement with First Bank.

The advance account represents the cash drawn from the advance facility (see Note 5) and not yet funded to investment in loans receivable borrowers.

All payments from borrowers are sent to the servicing depository account and then moved to the collections account. The funds in the collections account are used by the Company as follows: (i) first, pays outstanding interest due on the three notes payable facilities (see Note 5); (ii) second, can elect to fund the interest reserve account, up to $5,000,000; (iii) third, funds the working capital account to cover budgeted operating expenses of the Company; (iv) fourth, pays the outstanding principal on first the working capital line and then the acquisition loan and advance facility (see Note 5).

The marginal account is a lockbox that collects rents from certain borrowers who are in default of their loans. The real estate tax reserve is comprised of funds collected from certain borrowers who are in default to cover real estate tax due on loan collateral. Accounts payable and accrued liabilities includes a $261,689 liability, representing the liability to the borrowers for the marginal account and real estate tax reserve.

As stated in Note 10, an amendment to the loan agreement allowed all cash in the advance facility restricted cash account to be returned to the lender to make a payment against the advance facility note. Therefore, the carrying value of restricted cash approximates fair value.

5.	NOTES PAYABLE:

The Company’s investments are financed pursuant to a loan agreement dated February 16, 2011, with First Bank, a member of the Company and the seller of the investments in loans receivable purchased by the Company. The notes payable are collateralized by the assets owned by the Company. The allocation of the notes payable under the loan and security agreement as of December 31, 2011 are as follows:

	Maturity	Balance
Acquisition loan	February 1, 2018	$126,207,063
Advance facility	February 1, 2018	74,493,670
Working capital line	February 1, 2013	—

		$200,700,733

As of February 18, 2011, the Company assumed $135,580,122 of non revolving term debt facility to be used by the Company solely for the purchase of the investments in loans receivable and related closing costs. For the period ended December 31, 2011 the entire $135,580,122 was assumed and $9,373,059 was repaid by the Company.

The advance facility is an $80,000,000 non-revolving credit facility. The proceeds from the facility are used to fund advance commitments to the borrowers. For the period ended December 31, 2011 the entire $80,000,000 was drawn and $5,506,330 was repaid by the Company. Proceeds drawn and not yet funded to borrowers are held in the advance account included in restricted cash on the consolidated balance sheet.

The working capital line is a revolving line of credit. For the period ended December 31, 2011 $5,651,952 was drawn and repaid by the Company. $20,000,000 is available for future working capital needs at December 31, 2011.

The notes payable accrue interest from the date of the loan with interest only due monthly, in arrears. The interest rate is equal to one month LIBOR, plus 3% (3.27144% at December 31, 2011). Interest and principal payments are made through a set of restricted cash accounts (see Note 4). Principal payments made for the period ended December 31, 2011 were $9,373,059 on the acquisition loan, $5,506,330 on the advance facility and $5,651,952 on the working capital line.

Principal payments are made on the loans based on available collections after the payment of interest and principal on Covering Loans, interest payments on the Acquisition Loan, Advance Facility and Working Capital line, elected deposits into the Interest Reserve Account and budgeted working capital amounts. Accordingly, there are no scheduled contractual principal and interest payments.

On March 1, 2011, the Company entered into an interest rate cap agreement with SMBC Capital Markets, Inc. for a total fee of $1,005,000. The interest rate cap agreement expires on March 1, 2013. The cumulative notional amount underlying the interest rate cap agreement is $176,000,000 for the term of the agreement. Under the agreement, the Company has the right to receive payments based on the notional amount of the cap to the extent that LIBOR exceeds 1.50%. The Company is exposed to credit-related losses in the event of nonperformance by the caps’ seller; however, it does not expect the caps’ seller to fail to meet its obligations because of the institutions reputation and history. The cap had a fair value of approximately $68,000 as of December 31, 2011.

The fair value of the Company’s note payable totals approximately $191,145,000 at December 31, 2011. The fair value of the Company’s notes payable has been estimated based on the discounted cash flow analysis of future expected cash flows of the underlying loans, forward looking interest rates and using a discount rate representing the Company’s estimate of the rate that would be used by market participants. Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

6.	CAPITAL DISTRIBUTIONS:

The Company’s limited liability agreement dictates the priority of distributable cash once the Company’s notes payable has been repaid. The priority of distributable cash is (i) first, pay to Members pro rata any additional capital contributions made since the initial acquisition contributions; (ii) second, pay to PRLP its unpaid priority return (12% of invested capital in the amount of $89,857,278); (iii) third, pay to PRLP its unpaid supplemental return (13.5% of invested capital); (iv) fourth, pay to PRLP its entire initial acquisition contributions; (v) fifth, pay to the Members pro rata in the ratio of 35% to PRLP and 65% to First Bank until First Bank earns its unpaid supplemental return (12% of invested capital of $48,384,742); (vi) sixth, pay to the Members pro rata in the ratio of 35% to PRLP and 65% to First Bank until First Bank recovers its entire initial acquisition contributions; (vii) seventh, pay First Bank $6,000,000; (viii) eighth, pay PRLP $4,000,000; (ix) finally, pay remainder to the Members pro rata at that point in time. No distributions were made to the Members for the period ended December 31, 2011.

7.	ALLOCATION OF PROFITS AND LOSSES:

The Company’s limited liability agreement dictates profit and losses for any fiscal year or portion thereof shall be allocated to the members in such a manner so that their capital accounts at the end of such fiscal year or portion thereof will reflect as nearly as possible the amount which each member would receive if the Company were to be liquidated as of the end of that fiscal year or portion thereof, assuming for purposes of any hypothetical liquidation (i) a sale of all of the assets of the Company at prices equal to their gross asset values, and (ii) the distribution of the net proceeds thereof to the members after the payment of all actual Company indebtedness, and any other liabilities related to the Company’s assets, limited, in the case of non-recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities and pursuant to the priority of distributable cash (see Note 6).

In accordance with those provisions and the distribution provisions as discussed in Note 6 above, PRLP has been allocated preferred returns in the amount of $16,365,060 and the decrease associated with the allocation of preferred returns in the amount of $16,365,060 has been absorbed by First Bank and is reflected as an allocation of preferred return in the accompanying consolidated statement of members’ equity.

8.	RELATED PARTY TRANSACTIONS:

On February 8, 2011, the Company entered into a servicing agreement with CPG Island Servicing LLC (CPG). The Company may terminate the agreement with CPG following an event of default by CPG as defined in the servicing agreement. The owner of CPG is an affiliate of FBLP Group Holdings LLC, one of the members of PRLP. A subservicing agreement between CPG and Archon Group, L.P. (Archon) was also signed on February 8, 2011 and then amended on September 29, 2011. The owner of Archon is an affiliate of GS.

CPG is paid a monthly fee by the Company for loan asset servicing in an amount equal to 1/12 of 1% of the aggregate principal balance of the Company’s investments in loans receivable on the first day of a given month. Under the initial subservicing agreement, CPG paid Archon monthly in an amount equal to the sum of all actual, reasonable and customary expenses incurred. On September 29, 2011 the subservicing agreement was amended whereby CPG pays Archon a fee in an amount equal to 1/12 of 0.225% of the aggregate principal balance of the Company’s investments in loans receivable on the first day of a given month. In September 2012, the amount paid to Archon will change to be an amount equal to 1/12 of 1% of the aggregate principal balance of the Company’s investments in loans receivable on the first day of a given month. Total servicing fees paid to CPG were $4,367,665 for the period ended December 31, 2011. CPG paid Archon $1,579,713 for the period ended December 31, 2011.

In connection with the acquisition of the Company’s investments in loans receivable, fees were paid to affiliates of the Company and included in acquisition costs in the accompanying consolidated statement of operations. The acquisition fees paid were as follows:

CPG and affiliates	$90,265
GS and affiliates	873,613

$963,878

As of December 31, 2011, the Company had a receivable due from First Bank, an affiliate, for approximately $880,000. Payment was received in January 2012.

As of December 31, 2011, the Company had a payable due to First Bank, an affiliate, for approximately $676,465 and to PRLP, an affiliate, for $325,705. Payments relate to a correction to the opening day debt and equity balances. Payments were made in January 2012.

9.	COMMITMENTS AND CONTINGENCIES:

The Company is involved in various legal proceedings and disputes in the ordinary course of business. The Company does not believe that the disposition of such legal proceedings and disputes will have a material adverse effect on the financial position or continuing operations on the Company.

The Company may be required to fund additional loan proceeds to borrowers pursuant to the terms of the underlying loan agreements as a result of the acquisition of the loan portfolio. To the extent that the Company is required to perform under loan commitments resulting from litigation existing as of the acquisition of the loan portfolio, the Company has received an indemnification from the previous owner.

10.	SUBSEQUENT EVENTS:

The Swiss Chalet investments were in the process of being modified as of December 31, 2011. In 2012, the modification resulted in the foreclosure of assets at fair value into real estate owned assets for certain of the loan receivables while the remaining loan receivable agreements were modified and consolidated into one loan agreement. Such loan modification is considered a TDR.

A first amendment to the loan agreement was signed on April 12, 2012. The agreement allowed the entire remaining balance of the advance account to be wired to First Bank as a partial repayment of the advance facility’s current outstanding principal balance.